Exhibit 99.1

news release

For Immediate Release

HOSPIRA EXPANDS BOARD OF DIRECTORS

LAKE FOREST, Ill., March 9, 2009 — Hospira, Inc. (NYSE: HSP), a leading global specialty pharmaceutical and medication delivery company, announced today that Heino von Prondzynski has been elected to the company’s board of directors. Von Prondzynski brings strong executive management and diverse global experience from leadership positions held at multinational healthcare companies. The addition of von Prondzynski expands Hospira’s board to 10 directors, of whom nine are independent.

“Heino has an impressive track record of achievement in the healthcare industry and significant experience in delivering global growth and expansion,” said Christopher B. Begley, chairman and chief executive officer. “His interest in talent development and passion for driving product innovation also make him an excellent and complementary addition to the Hospira board.”

Hospira, Inc.

275 North Field Drive

Lake Forest, IL 60045

www.hospira.com

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Von Prondzynski, 59, served as chief executive officer of Roche Diagnostics and as a member of the executive committee of F. Hoffman-La Roche Ltd. from early 2000 to 2005, retiring from Roche at the end of 2006. While at Roche, he brought Roche Diagnostics, which included diabetes, near- patient testing, centralized diagnostics and applied science to global market leadership and record industry-standard profitability ratios. He also drove significant growth through an expansion of the molecular diagnostics portfolio and entrance into the blood-screening market. From 1996 to 2000, von Prondzynski held several executive positions, including president of its vaccine business, at Chiron Corporation, a multinational firm that develops biopharmaceuticals, vaccines and blood-testing products. Earlier in his career, von Prondzynski held sales and marketing and general management positions at Bayer A.G.

Von Prondzynski is on the boards of Koninklijke Philips Electronics N.V. (Royal Philips Electronics Inc.), Qiagen N.V., BB Medtech A.G. and Epigenomics A.G.

Born in Germany, now living in Switzerland, von Prondzynski studied mathematics, geography and history at Westfälische Wilhelms University of Münster in Germany.

About Hospira

Hospira, Inc. is a global specialty pharmaceutical and medication delivery company dedicated to Advancing Wellness™. As the world leader in specialty generic injectable pharmaceuticals, Hospira offers one of the broadest portfolios of generic acute-care and oncology injectables, as well as integrated infusion therapy and medication management solutions. Through its products, Hospira helps improve the safety, cost and productivity of patient care. The company is headquartered in Lake Forest, Ill., and has more than 14,000 employees. Learn more at www.hospira.com.

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